Exhibit 99.1

NEWS RELEASE
CONTACT: Janine Orf (314) 275-3680

FOR IMMEDIATE RELEASE

PATRIOT COAL ANNOUNCES RECORD DATE

ST. LOUIS, June 10 – Patriot Coal Corporation (NYSE: PCX) today announced that its board of directors has set a record date of June 16, 2008 for the special stockholders’ meeting, to be held July 22, 2008 at 10:00 a.m. Central Daylight time.  The purpose of the meeting is to consider and vote upon the issuance of Patriot common stock in connection with the Agreement and Plan of Merger, dated as of April 2, 2008, among Patriot, Magnum Coal Company, Colt Merger Corporation, and ArcLight Energy Partners Fund I, L.P. and ArcLight Energy Partners Fund II, L.P., acting jointly as the Stockholder Representative.

About Patriot Coal

Patriot Coal Corporation (the “Company”) is a leading producer and marketer of coal in the eastern United States, with ten Company-operated mines and numerous contractor-operated mines in Appalachia and the Illinois Basin.  The Company ships to electric utilities, industrial users and metallurgical coal customers, and controls approximately 1.3 billion tons of proven and probable coal reserves.  The Company’s common stock trades on the New York Stock Exchange under the symbol PCX.

Important Information for Stockholders

The Company has filed a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the proposed issuance of Company common stock in the transaction with Magnum Coal Company (“Magnum”) that includes a preliminary proxy statement/prospectus.  Patriot has subsequently filed Amendment No. 1 to the Registration Statement.  The Registration Statement has not yet become effective.  Investors and stockholders are urged to read the final proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC because they will contain important information about the proposed issuance.  Investors and stockholders may obtain these documents free of charge at the website maintained by the SEC at www.sec.gov.  In addition, documents filed with the SEC by the Company are available free of charge by contacting investor relations by phone at 314-275-3680, in writing to Janine A. Orf, Director of Investor Relations, or by email to jorf@patriotcoal.com.  The final proxy statement/prospectus will be mailed to stockholders.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

The Company, Magnum and certain of their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed issuance. Information about the

Company’s directors and executive officers is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC on March 14, 2008 and in the proxy statement for the Company’s 2008 annual meeting of stockholders filed by the Company with the SEC on April 7, 2008.  Additional information regarding the potential participants in the proxy solicitation and information regarding the interests of such potential participants will be included in the final proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

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